NEWS FROM UQM

For Immediate Release

Investor Relations contact: **Annie Leschin/Barry Hutton**
StreetSmart Investor Relations
415-775-1788

UQM Technologies Names John E. Sztykiel to Board of Directors

LONGMONT, COLORADO, NOVEMBER 1, 2012 - UQM TECHNOLOGIES, INC. (NYSE MKT: UQM), a developer of alternative energy technologies, announced today the appointment of John E. Sztykiel to the Company's Board of Directors effective November 1, 2012. Mr. Sztykiel will replace Lt. General Jerome H. Granrud (U.S. Army, Ret.) who is retiring.

Mr. Sztykiel is the President and Chief Executive Officer of Spartan Motors, Inc. (Nasdaq:SPAR) and a member of Spartan's board of directors. Prior to his appointment in 2002 as Spartan's President and Chief Executive Officer, Mr. Sztykiel was President and Chief Operating Officer of Spartan Motors, Inc. and President of the Company's largest subsidiary, Spartan Motors Chassis. Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle, emergency response, government services, defense, and delivery and service markets. The Company's brand names - Spartan™, Spartan ERV™ and Utilimaster® - are known for quality, performance, service and first-to-market innovation. The company employs approximately 1,700 associates at facilities in Michigan, Pennsylvania, South Dakota, Indiana, Florida and Texas. Spartan reported sales of $426 million in 2011 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

"We are honored to have John join our board of directors. John's experience as the Chief Executive Officer of a high growth company, together with his specialty vehicle experience and knowledge of the military market will be a tremendous asset as we continue to expand and grow our business in the automotive, truck, bus, specialty vehicle and military markets," said Eric R. Ridenour, President and Chief Executive Officer of UQM Technologies. "John is filling the seat being vacated by Jerry Granrud who is retiring. Jerry has served on the board since 2002 and was a member of the audit committee and the governance and nominating committee of the board. We thank Jerry for his ten years of dedicated and capable service to the company. His wisdom and counsel will be greatly missed."

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators and power electronic controllers for the automotive, commercial truck, bus and military markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is located in Longmont, Colorado.

Please visit www.uqm.com for more information.

This Release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations, including those plans, beliefs and expectations of our officers and directors with respect to, among other things, future orders to be received, future shipments and payments under our Supply Agreement with CODA, future financial results and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-Q filed October 25, 2012, which is available through our website at www.uqm.com or at www.sec.gov.